Exhibit 99

                              FOR IMMEDIATE RELEASE
                              ---------------------

                      ALL AMERICAN SEMICONDUCTOR ANNOUNCES
                              FIRST QUARTER RESULTS

                    Sales 41% Ahead of First Quarter of 2003;
                    -----------------------------------------

                   Fourth Sequential Quarterly Sales Increase
                   ------------------------------------------

      Largest Quarterly Operating Income Since End of Last Industry Upcycle
      ---------------------------------------------------------------------

Miami, FL - April 22, 2004 -- All American Semiconductor, Inc. (The Nasdaq Stock Market:SEMI), a leading distributor of electronic components, today announced its results for the first quarter of 2004.

Net sales for the quarter ended March 31, 2004 were $98.2 million, up 41% from net sales of $69.9 million for the same period of 2003 and up 13% sequentially over the fourth quarter of 2003. Income from operations was $2.4 million for the first quarter of 2004, compared to $684,000 for the first quarter of last year. Net income for the quarter ended March 31, 2004 was $891,000 or $.22 per share (diluted), up more than fourteen-fold from net income of $61,000 or $.02 per share (diluted) for the first quarter of 2003.

Bruce M. Goldberg, President and Chief Executive Officer of All American, stated, "We are excited about our first quarter performance as well as the indications going forward. The first quarter results reflected a combination of strong industry conditions as well as the benefits of our operating efficiencies. This is the highest level of quarterly operating income we have experienced since the end of the last industry upcycle. The sales and profitability levels for this quarter are similar to the levels experienced in the early stages of the last industry upcycle. The industry improvements reflected strong growth in many market segments. We are also encouraged by the progress we are making in Asia and Europe to support the growth opportunities there. Given the strength in our bookings and our solid positioning within an industry that we believe is eager and poised to grow, we are optimistic about our upcoming periods."

All American is recognized as the nation's 4th largest distributor of semiconductors and the 10th largest electronic components distributor overall. The Company has offices in 36 strategic locations throughout North America, as well as operations in both Asia and Europe.

To the extent that this press release discusses future performance, expectations, beliefs or intentions about our bookings, sales, markets (including progress in the expansion of operations in Asia and Europe), improved operating efficiencies, future operating results, growth or otherwise makes statements about strengthening of or positive signals with respect to industry or market conditions and business activity, the beginning of an industry upcycle or an industry eager and poised to grow or the Company's positioning within its industry, the statements are forward-looking and are subject to a number of risks and uncertainties that could cause actual results, performance or achievements to differ materially from the statements made. Factors that could adversely affect the Company's future results, performance or achievements include, without limitation: the strength of industry and market conditions and business activity being less than we believe or failing to continue and/or further improve; the continuance of a trend for electronics manufacturing to move offshore; the level of effectiveness of the Company's business and marketing strategies, including those outside North America and particularly in Asia; insufficient funds from operations, from the Company's credit facility and from other sources (debt and/or equity) to support the Company's operations; an increase in interest rates; a reduction in the level of demand for products of its customers including the level of growth of some of the new technologies supported by the Company; deterioration in the relationships with existing suppliers, particularly one of our largest suppliers; decreases in gross profit margins, including decreasing margins resulting from the Company being required to have aggressive pricing programs and/or increases in the costs of goods; an increasing number of low-margin, large volume transactions; problems with telecommunication, computer and information systems; the inability of the Company to expand its product offerings or obtain product during periods of allocation; the impact from changes in accounting rules; adverse currency fluctuations; the adverse impact of terrorism on the economy; and the other risks and factors including those detailed in the Company's reports on Forms 10-K and Forms 10-Q and other press releases. These risks and uncertainties are beyond the ability of the Company to control. In many cases, the Company cannot predict the risks and uncertainties that could cause actual results to differ materially from those indicated by the forward-looking statements. The Company undertakes no obligation to update publicly or revise any forward-looking statements, business risks and/or uncertainties.

                        ALL AMERICAN SEMICONDUCTOR, INC.
             CONSOLIDATED CONDENSED STATEMENTS OF INCOME (UNAUDITED)

(Dollars in thousands
 except per share amounts)

Quarters Ended March 31                                   2004              2003
--------------------------------------------------------------------------------
Net Sales                                           $   98,242        $   69,869
                                                    ==========        ==========

Income from Operations                              $    2,434        $      684
                                                    ==========        ==========

Net Income                                          $      891        $       61
                                                    ==========        ==========

Earnings Per Share:
  Basic                                                 $  .24            $  .02
                                                        ======            ======
  Diluted                                               $  .22            $  .02
                                                        ======            ======
Average Shares:
  Basic                                              3,767,059         3,819,763
                                                     =========         =========
  Diluted                                            4,077,688         3,819,862
                                                     =========         =========

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CONTACT:
Bruce M. Goldberg, CEO
Howard L. Flanders, CFO
(305) 621-8282 x1417